Securities and Exchange Commission
                             Washington, D.C. 20549

                                     FORM 15

  Certification        and Notice of Termination of  Registration  under Section
                       12(g)  of  the   Securities   Exchange  Act  of  1934  or
                       Suspension of Duty to File Reports Under  Sections 13 and
                       15(d) of the Securities Exchange Act of 1934.

Commission File Number  0-17461
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        Southeastern Income Properties II Limited Partnership
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 (Exact name of registrant as specified in its charter)

     5 Cambridge Center, Cambridge, Massachusetts 02142
                       (617) 234-3000
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 (Address,  including zip code,  and telephone  number,  including area code, of registrant's principal executive offices)

                            Limited Partnership Units
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  (Title of each class of securities covered by this Form)

                                      None
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           (Titles of all other classes of  securities  for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i) [x] Rule  12h-3(b)(1)(ii) [ ] Rule 12g-4(a)(1)(ii)
          [  ]  Rule   12-h-3(b)(2)(i)   [  ]  Rule   12g-4(a)(2)(i)  [  ]  Rule
          12h-3(b)(2)(ii)  [ ]  Rule  12g-4(a)(2)(ii)  [ ] Rule  15d-6  [ ] Rule
          12h-3(b)(1)(i) [ ]

     Approximate number of holders of record as of the certification or notice date: None



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     Pursuant  to  the  requirements  of the  Securities  Exchange  Act of  1934
Southeastern   Income   Properties  II  Limited   Partnership  has  caused  this
certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: May 5, 1999          By: Winthrop Southeastern Limited Partnership,
                               Its Managing General Partner

                               By:  Eight Winthrop Properties, Inc.,
                                    Its Managing General Partner

                                    By: /s/ Michael L. Ashner
                                        Michael L. Ashner
                                        Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulation under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.